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                                                                    EXHIBIT 99.1

FIRST QUARTER 2004 EARNINGS CONFERENCE CALL TRANSCRIPT

OPERATOR

      Good morning and welcome to the Martha Stewart Living Omnimedia first quarter 2004 earnings conference call and webcast. (OPERATOR INSTRUCTIONS). At the request of Martha Stewart Living Omnimedia this call is being recorded. Anyone with objections should disconnect at this time. It is now my pleasure to introduce Mr. James Follo, Executive Vice President and Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      Good morning and thank you for attending Martha Stewart Living Omnimedia's first quarter 2004 earnings teleconference and webcast. Also with me today is Sharon Patrick, our President and Chief Executive Officer. Sharon will open today with a strategic and operational overview of the Company, and I will conclude with a financial review of the first quarter and discuss the outlook for the second quarter of 2004.

Before turning the conference call over to Sharon, I would like remind everybody that our discussion today may include forward-looking statements which can generally be identified by the use of terminologies such as will and expects. Our actual results may differ materially from those projected in these statements, and factors that could cause such differences are discussed in our filings with the Securities and Exchange Commission, particularly in management discussion and analysis sections of our periodic filings and in our earnings release issued this morning.

An archived version of this teleconference and webcast will be available on the Company's web site at www.marthastewart.com through May 21st, 2004. And finally, this mornings press release reflects the requirements of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures.

During this call we will discuss the measure operating income, or loss before depreciation and amortization. Additionally, information regarding -- relating to measure of operating income for loss before depreciation and amortization is contained in our press release issued this morning which is accessible on our, website, marthastewart.com, under heading, Investor Relations.

With that complete, I would now like to turn the call over to Sharon Patrick.

      SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA - PRESIDENT, CEO

      Good morning everyone. MSO's first quarter operating results in each business segment were generally in line with our previous forecast despite the verdict reached on March 5th related to a personal stock sale by Martha Stewart, having nothing to do with the company. Our net loss for the quarter, however, was larger than projected due to higher income tax expense than previously expected.

While deeply disappointed in the outcome of the trial and saddened for Martha, we were not caught unprepared. In our last conference call we told you and I quote from the call, "at the trial's conclusion we intend to measure the impact of the outcome on our consumers, listen carefully to the point of view of our partners and advertisers, evaluate the impact on our portfolio of assets, and make decisions consistent with our existing management philosophy which is this, to continue to manage MSO for the long term, investing to continue MSO's development as a leading how-to company while controlling costs wherever doing so does not conflict with our overriding goals. Our contingency planning calls for a comprehensive analysis in a somewhat fluid post-trial environment that requires careful evaluation. And depending on the trial outcome, they require a period of several months to fully complete and execute."

Since the verdict we have been conducting our analysis exactly as we said. We're now ready to provide you with an update of what we've learned from our consumers, our partners and our advertisers, and as a result what steps we're taking.

First, our consumers. We have learned that our consumers remain stalwart. They're using their buying power to express their point of view on our brand, our brand labels and our quality products. Of great importance, our research firm reported that the extensive survey and focus group work conducted on hundreds of our magazine subscribers indicate that they were and I quote, "unphased by the verdict immediately afterwards and remain so roughly six weeks later".

The specifics are gratifying and indicate the extent to which MSO has made progress in evolving the brands from expert personality to trusted brand attributes and brand label. For example, 75 percent of our subscribers say they read MSO for its brand attributes, including 47 percent for its original how-to ideas, and 28 percent for its unique style. Nine percent subscribe for the direct association with Martha Stewart expert personality.

These key attributes associated with the name, Martha Stewart, have not been touched by Martha's personal situation. For example, 99 percent of subscribers said that the magazine is creative. Ninety-eight percent said it stands for how-to ideas. Ninety-seven percent said it represents good things.


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Ninety-six percent said it is a good teacher. Moreover, 92 percent said that irrespective of Martha's personal situation and outcome they would continue with the magazine and our other products if the content and quality remains the same.

On this point, quality, I should note that the Company and its products continue unabated to be singled out for excellence across the board. In this year alone Living garnered two ASME nominations for general excellence and photography. MSL TV is up for six Emmy nominations, including best show and best host. MSO received 16 society and publication design nominations, including four gold and Magazine of the Year for Kids. Our web site is a Webby nominee for best commerce site. Everyday Food was named best new magazine launch of 2003, and Signature was named best furniture collection of 2003, to name a few.

Our subscribers know as a company, MSO delivers. Nevertheless, 70 percent of our subscribers think it is a bad idea to take the Martha Stewart name off the cover at this time, as it stands for overarching brand attributes which very positively differentiate the magazine.

On the other hand, 80 percent of subscribers simultaneously support making changes to the cover and Martha's personal columns in response to her situation. These findings are backed up by consumer behavior and that behavior provides a strong vote of confidence. The rate base of Martha Stewart Living remained solid at 1.8 million readers who continue to pay a premium price for the magazine. Our spring direct-mail campaign for MSL produced a prospecting response rate that was solidly on our maintenance plan.

Similarly, Everyday Food continues to see rapid circulation growth. We will institute a rate base increase from 500,000 to 750,000 effective with the July '04 issue, the magazine's one year anniversary.

Our retail partners report similar findings. For example, since the verdict Kmart's sales of Martha Stewart Everyday products have increased 6.5 percent. Sales of our paint at Sherman Williams stores were up 23 percent in March and 26 percent in April. While our catalog sales are down year-over-year due to the reduction in catalog circulation they, however, come in ahead of our March plan and our plan thereafter.

As with our subscribers our major retail distribution partners, based on point-of-sale and dealer surveys, conclude that much like Walt Disney the brand attributes of the name itself, Martha Stewart, has asset value. They too wish this name, Martha Stewart, standing for such product attributes as high quality, style and affordability to remain associated with their brand labels, such as Martha Stewart Everyday and Martha Stewart Signature.

Now let's turn to our advertising. As we have been saying all along with an adverse outcome it will take longer for advertisers to return to our print publications. While our advertisers recognize our brand attributes and stalwart readership, they are still skittish regarding the events and the cloud of uncertainty that continues to hang over MSO associated with Martha Stewart's sentencing on June 17, and in particular the resulting media attention that continues to surround the situation. In other words, for many advertisers no matter how attractive the MSO audience is, it isn't over until it is over. And it is not over until final resolution is achieved and the media attention moves on.

Having said that, advertisers also reported in overwhelming numbers that it is imperative that during this uncertain period we hold on to our loyal audiences, maintaining our rate base, retaining the brand attributes, deemphasizing the personality aspects of the magazine, and working diligently to reduce to the degree possible negative press coverage.

In fact, the majority of ad buyers agree with subscribers that the name Martha Stewart stands for quality publications and how-to information for the home. And over 75 percent of all advertisers agree that when uncertainty clears, and after a little time when the situation improves for Martha and the Company, they will consider buying ad space in Martha Stewart Living.

They, like us, recognize Martha has made and will make unique contributions to domestic art. As an expert personality she has taught and inspired millions to improve their domestic art skills. Her unique vision, style and good taste are foundations on which much of the success of the Company has been built. The final outcome of the judicial process is very important to us and to our constituencies as we seek to continue to grow and evolve the Company and its brand.

The sooner Martha's personal legal situation is certain and behind the Company and the media's attention, the sooner we can look for a rebound among the advertisers who are so critical to our business. We profoundly hope that on June 17 the judge will take into account Martha's unique long-standing and continuing positive effect on lifestyle in and around the home, allowing us to close this chapter as soon as possible.

Looking to the future, and as a result of our research findings, the Company is further accelerating our evolution of Living from expert personality to trusted brand attributes and brand label. The next step in this process are editorial changes, which with Martha's support and involvement, are well underway.

For example, in the June issue Martha Stewart's personnel remembering column will evolve to a contributor's page which introduces some of our many how-to experts who lead the development of MSO's original ideas, and then further evolve the column into how-to content by September.

In addition, we will be redesigning the MSL magazine cover beginning with the September issue. As I said, while we still plan to retain the name Martha Stewart in some fashion as a representation of original quality how-to information and style, we will focus on emphasizing and evolving the brand label


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Living. This evolutionary change will be revealed with the September issue and accompanied by a media campaign beginning in the third quarter aimed at the advertising community.

In addition, we will also be further accelerating the evolution of Everyday Food. When we launched Everyday Food the cover included the tag line, From the Kitchens of Martha Stewart Living, to establish authority with both consumers and advertisers. Now that Everyday Food is successfully established as its own brand label, we will be removing the tag line in conjunction with a rate base increase from 500,000 to 750,000, effective with the July issue.

In short, we believe that staying on course with our evolutionary step-by-step brand label strategy is the best way to maintain our loyal audiences, to best support our dedicated retail partners, and to best meet the needs of our advertisers.

Now let's turn to television. On our last call we said that we believe television is the most vulnerable of our business segments to any negative outcomes of Martha's trial. We also said that, on the other hand regardless of the outcome, we will continue to put our efforts and investment dollars towards developing new programming that contributes to our Omnimedia opportunities like Marc Morrone , Weddings, and Everyday Food.

Now let me tell you where we stand. The distribution for season eleven of MSL TV's nationally syndicated daily show for 2003, 2004 has been reduced from 90 percent to 52 percent coverage, primarily due to the cancellation of the CBS owned and operated stations. This loss of major market coverage has reduced our advertising and license fee revenue from the program, and caused us to evaluate further strategic actions with respect to our television business for season twelve, which begins in September 2004. The television segment in the near future will likely move to an organization primarily supporting the distribution of our existing asset library and undertaking new programming initiatives.

From Martha's Kitchen continues to air daily on the Food Network. Our second show, Petkeeping with Marc Morrone is performing right on plan to 94 percent of U.S. TV markets, and will continue to air in the upcoming season beginning in September of 2004.

In retail merchandising, we recently concluded an important transaction with Kmart's new management reaffirming our foundation mass-market partnership. We signed an amendment to our existing contract that better aligns the interest of our two companies by extending the Martha Stewart Everyday term an additional two years through January 2010, expanding the scope to several new product categories, including ready-to-assemble furniture, eliminating the product category minimum guarantee, but not the aggregate minimum guarantee features of the contract, and making other adjustments that taken as a whole benefit both companies.

Needless to say, we're looking forward with enthusiasm to working with Kmart to raise the bar in new product categories, while continuing our category leadership at mass markets in domestic, kitchen, housewares and gardening. As such, as I stated earlier, the trend in Martha Stewart Everyday sales at Kmart since March is a positive 6.5 percent up. Moreover, while total sales in Q1 were down 29.5 percent, this can be mainly explained by Kmart's closing of more than 325 stores from the same period one year ago. Q1 '04 sales of Martha Stewart Everyday products at Kmart on a comp store basis were down 5.8 percent, well above Kmart's store averages.

We should also note that MSE product sales at Sears Canada, which launched this past fall, are performing below our contractual productions. But we're working with Sears Canada to expand our existing offerings in all product categories to better achieve plan. And in addition we're adjusting colors and pricing to better adapt Martha Stewart Everyday to the taste and economic conditions of the Canadian marketplace.

At specialty retail, our Martha Stewart Signature brand label continues to perform well in both furniture and paint. Turkey Hill, our third furniture collection launched in partnership with Bernhard furniture is shipping to retailers now. Both sales as well as door count continue to grow. The program is now at 256 active doors, up 7.1 percent from the 231 doors last quarter. While we do not yet have a comp year-over-year performance measure for furniture, wholesale sales in Q1 were up sequentially over Q4 20.7 percent, primarily due to the load in of the new Turkey Hill line. Sales of the Martha Stewart Signature paint pallet at over 2,100 sure Sherwin Williams stores are up 9.2 percent in Q1.

Now let's turn to the Internet/Direct Commerce segment. As reported, we have seen little impact from the trial verdict on this business segment. Moreover, the year-over-year quarterly results are substantially improved as a result of our restructuring plan, which to date has yielded significantly improved operating results throughout 2003 and now continuing into 2004. These improved results are attributed to an aggressive cost reduction and an operational efficiency program which has been largely implemented. Our focus now turns towards revenue growth opportunities in order for us to continue to improve results in this segment.

Our flowers business, Martha's Flowers, also has had a good quarter with strong consumer response to our special occasion floral gifts, as well as our valentines offering. We anticipate Mother's Day to be another strong holiday with continued emphasis on customer acquisition.

In summary, we're heartened by the support we continue to receive from our consumers, partners and employees. Post-trial verdict we also continue to see strong demand for our products, although advertising revenues remain under pressure. We're continuing our careful evaluation of all aspects of our business, and will make the adjustments necessary to insure its long-term viability.


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While we are mindful of the challenges we face, we plan on sticking to our management philosophy to manage MSO for the long term, investing to continue the Company's development as a leading how-to brand building Company. The prudent use of our substantial financial resources, as we have said all along, will allow us to manage through the current situation and the uncertainty that yet remains.

On that note, I would like to now turn the call over to Jim Follo, our Chief Financial and Administrative Officer, who will discuss the first quarter financials and the outlook for the second quarter.

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      I will begin by reviewing the highlights of the first quarter performance on a consolidated and segment basis before concluding with an outlook for the second quarter of 2004.

Each of our business segments performance was generally in line with our previous expectations, however, first quarter results were below previous estimates principally due to income tax expense during the quarter.

We continue to maintain our strong financial position as evidenced by cash and short-term investment balance of $170 million as of March 31. And we continue to be debt free. Our capital expenditures continue to be nominal, totaling approximately $300,000 for the quarter, and will continue to be minimal for the foreseeable future.

Overall, Company revenues for the first quarter of 2004 were 44.5 million compared to 58 million in the first quarter of 2003. Loss from operations for the quarter were 17.3 million compared to a loss from operations of 7.5 million in the prior year's quarter. And loss from operations before depreciation and amortization in the quarter was 15.6 million compared to 5.4 million in the prior year's quarter.

Net loss for the 2004 quarter was 20.3 million, or 41 cents per share, compared to a net loss of 4.5 million, or 9 cents per share for the 2003 quarter.

Now turning to publishing. Publishing segment revenue for the first quarter was
23.9 million compared to 34.1 million in the prior year's quarter. The quarterly performance reflects the results of three issues of Martha Stewart Living magazine, three issues of Everyday Food, two issues of Martha Stewart Kids, and one special interest publication. We did not publish any issues of Martha Stewart Weddings in the 2004 quarter. For comparison with the 2003 quarter, we published one additional issue of Everyday Food and one additional special issue titled, Good Things for Organizing.

Publishing revenues in the quarter reflect the following. Advertising pages in Martha Stewart Living decreased approximately 35 percent in the quarter to 211 pages according to MIM. Advertising rate per page was also lower in the quarter, primarily the result of a rate base reduction effective with the January 2004 issue to 1.8 million copies per issue.

Advertising revenue from Everyday Food decreased in the quarter due to sponsorship revenue received in connection with the test issue of magazines in the prior year's first quarter. Circulation revenue was higher in the quarter due principally to higher circulation revenues from Everyday Food, as both circulation and frequency increased in the quarter. The increase was partially offset by lower subscription revenues for Martha Stewart Living magazine, due principally to lower copies sold in connection with the rate base reduction.

On the cost side overall expenses in the segment declined modestly. Expenses were impacted by increased circulation acquisition costs for Everyday Food and Kids, partially offset by lower production and distribution costs for Martha Stewart Living magazines, due to lower pages per issue.

Operating loss in the first quarter for the segment was 4.6 million compared to operating income of 5 million in the 2003 quarter.

In television, revenues of 4.2 million compared to 6.6 million in the 2003 quarter. The revenue decrease is due primarily to lower licensing fees from the syndicated program beginning with the new season, which commenced in September '03, and the exploration of both our HDTV and Canadian line license agreements effective December 31, 2003. The distribution of the program is currently approximately 50 percent, reflecting the loss of distribution of the syndicated show immediately after the trial outcome. We expect this distribution to remain at approximately this level for the remainder of the current season.

Cost in the segment for the quarter remained flat during the quarter, reflecting lower production costs, offset by increased amortization of deferred production costs resulting from the loss of distribution program.

Operating loss in the 2004 quarter was 1.9 million compared to operating income of 200,000 in the 2003 quarter. And operating loss before depreciation and amortization was 1.9 million in the quarter compared to operating income before depreciation and amortization of 600,000 in the prior year's quarter.

For the merchandising segment revenues were 10.8 million compared to 10.3 million in the prior year's quarter. The current year's quarter includes royalty due from Kmart with respect to both product sales and the prorated portion of a minimum guarantee payment, totaling 2.4 million, made with respect to the


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contract year ended January 31, 2004. In the prior year the quarter's revenue included only royalties on product sales, as total royalties earned from Kmart for the contract year January 31, 2003 exceeded guaranteed levels.

The quarter also reflects an increase in royalty rates of approximately 5 percent effective February 1, 2004. The quarter also reflects increased revenue from Sears Canada and Martha Stewart Signature program. Expenses in the quarter increased approximately $1 million dollars due to higher legal fees and a difficult comparison to prior year's quarter.

Operating income was 6.5 million in the quarter compared to 7 million in the 2003 quarter. And operating income before depreciation and amortization for the first quarter of 2004 was 6.7 million compared to 7.2 million in the prior years quarter.

On February 11th Kmart Corporation filed an action against the Company seeking declaratory and other relief under our June 2001 contract. In its complaint Kmart sought to interpret the agreement in a manner that would require it to make minimal royalty payments for the remaining life of the contract based solely upon aggregate sales of licensed product. In addition, Kmart sought to reduce the amount as obligated under the contract to spend with MSO on advertising in MSO media properties.

On April 22nd we reached an agreement with Kmart to amend the terms of our contract and executed certain releases. We believe that this agreement better aligns the two companies' mutual business interests. In connection with the amendment and releases Kmart voluntarily dismissed its complaint with prejudice terminating the litigation.

The amendment among other things extends the Kmart contract for an additional two years and expands the scope of the contract to cover several new product categories. At the same time the amendment eliminates with respect to 2003 and subsequent years provisions of the contract providing for payment of guaranteed minimum royalties by individual product category, and reduces the amount Kmart is obligated under the contract to spend with MSL on advertising MSO media properties.

The amendment also reduced the aggregate minimum royalty payments. The aggregate minimum royalty payment for the period February 1, 2004 to January 31, 2005 was reduced to 49 million from 53.4 million previously.

We continue to expect the minimum guaranteed royalty payments will exceed actual royalties earned from retail sales through January 31st, 2008. For the contract years ending January 31, 2009 and 2010, we currently anticipate that royalties earned will be based on actual royalties from retail sales rather than contractual minimum for such years.

In Internet/Direct Commerce revenues in the first quarter were 5.6 million compared to 7 million in the prior year's quarter. The decline in the quarter primarily reflects lower commerce sales resulting from significantly lower catalog circulation. The commerce revenue decline in the quarter is principally the result of a planned catalog circulation reduction done in conjunction with our restructuring plan. Catalog circulation was 800,000 copies in the 2004 quarter compared to 3.7 million in the prior year's quarter. The 2004 quarterly revenues reflect higher average order value from catalog orders, as well as higher response rates, reflecting a more efficient catalog circulation and improved merchandising.

Overall, excluding depreciation and amortization expense, costs declined in the segment approximately 50 percent, or $7 million. Lower costs of goods sold, more efficient fulfillment costs due to higher in-stock positions and more efficient distribution, lower catalog production costs, and lower technology and complication costs all contributed to the cost decline. The prior year's quarter included 1.2 million of non recurrent costs associated with restructuring of the segment.

Operating loss for the 2004 quarter was 2.7 million compared to 8.3 million in the 2003 quarter. Operating loss before depreciation and amortization in the 2004 quarter was 2.4 million compared to 8 million in the prior year's quarter. Corporate overhead before depreciation amortization was 13.4 million for the first quarter of 2004 compared to 10.2 million for the first quarter of 2003. The current year's quarter includes 2.5 million of higher compensation related costs, the majority of which relate to a November 2003 stock option exchange program. The principal component of the exchange program is the non-cash amortization of the value of restricted stock units issued in exchange for employee stock options.

Depreciation and amortization decreased 500,000 to 1.7 million in the quarter primarily a result of lower depreciation of television studio costs as the majority of the television studio costs are fully depreciated at the end of 2003.

During the first quarter of 2004 income tax expense was 3.1 million compared to a tax benefit of 2.8 million in the first quarter of 2003. The Company provided a reserve of 9.3 million against certain deferred tax assets in the first quarter of 2004, since the amount and extent of the Company's future earnings are not determinable with a sufficient degree of probability.

Finally, we recognize the need to reduce our costs, but the need to do so in a way that preserves the long-term value of the business. I would like to wrap up with a discussion of the outlook for the second quarter of 2004. We are currently forecasting a loss per share of between 35 and 40 cents, and revenues of 45 million. The key factors contributing to the quarterly loss within each segment are as follows. The publishing revenues are expected to be approximately 25 million, while operating loss before depreciation and amortization and operating loss will approximate 5 million.


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The quarterly results will reflect the following, significantly reduced advertising revenue, principally Martha Stewart Living magazine, an increased loss in Everyday Foods due principally to increased subscription acquisition spending, higher circulation acquisition costs of Martha Stewart Kids magazine.

The publication schedule for the second quarter of 2004 will be as follows, three issues of Martha Stewart Living, three issues of Everyday Food, one issue of Kids, one issue special interest publication and two issues of Martha Stewart Weddings.

Television revenue is expected, to approximate 2.5 million. Our operating loss before depreciation and amortization is expected to be approximately 3 million. The decline of profitability relates to -- principally to lower license fees and advertising revenues due to lower distribution from our syndicated show, as well as the licensing revenue from cable programming and Canadian distribution. Merchandising revenues in the quarter are expected to be approximately 12 million reflecting royalties earned on product sales in the quarter. The quarter will include the seasonal benefit of the sale of garden products. Operating income before depreciation and amortization and operating income will approximate $8 million.

We expect Internet/Direct Commerce revenues to approximate 6 million for the quarter reflecting lower commerce sales due to reduced catalog circulation. And operating loss before depreciation and amortization for the quarter is expected to approximate 2.5 million. Corporate expenses, including amortization associated with the restricted stock unit grant made November 2003, will approximate $13 million. And income tax expense for the quarter will be zero.

This concludes the formal portion of the presentation. I would now like to turn the call over to the conference call operator for the question and answer portion of the session.

QUESTION AND ANSWER

OPERATOR

(OPERATOR INSTRUCTIONS) Douglas Arthur of Morgan Stanley.

      DOUGLAS ARTHUR - MORGAN STANLEY - ANALYST

      Jim, I'm wondering if you can make any kind of projection -- given the second quarter outlook you have just outlined, if those kinds of trends continue throughout the year, what do you think the cash level could be by year end? And then secondly, can you update us on ad page trends in the second quarter?

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      To project cash balances through the end of the year would cause me to project the full year, which I'm not necessarily prepared to do. Recall also that our fourth quarter will include a significant amount of royalty revenue from Kmart. So just on a big picture trend basis, obviously results will be much improved in the fourth quarter.

As far as ad trends we will continue to see weakness in ad pages through the second quarter. MSL ad pages will be down in the quarter approximately 50 percent. We will see a little bit of pressure in Weddings as well. So those trends we see for the second quarter and beyond that there is certainly a lack of visibility.

OPERATOR

      Kevin Gruneich of Bear Stearns.

      KEVIN GRUNEICH - BEAR STEARNS - ANALYST

      Jim, I was wondering if you could talk a little bit more about the effect of tax rate in the quarter, and just what deferred assets were impacted there? Also, if you could talk about the rate base trade-off at MSL? What kind of revenue did you lose there because of the rate base decline and what did you pick up in terms of reduced expense?

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      Well, the rate base was reduced from 2.3 to 1.8, so there is about a 21 percent decline. So on a net revenue per page basis we saw a decline of approximately that number in advertising, and then coupling with first quarter decline in MSL pages of about 36 percent. So on the cost side it will take some time to fully feel the benefits of the rate base reduction. We have served almost 2.1 million copies in the first quarter. That number will begin to decline and our net revenue per copy will begin to improve as we unwind some unprofitable circulation that made its way onto the files of last year.

As far as the deferred tax assets, we have taken a reserve on any future tax loss carryforwards that arose both in this year. And there were certain state deferred tax assets that were on the books last year that have also been fully reserved, and have been -- really in accordance with accounting requirements, which are fairly limited as to our ability to feel any benefits from any tax loss carryforwards at this point. So on a go forward basis we would expect to see no tax expense nor any tax benefits to the extent we have a loss until we returned to profitability.


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      KEVIN GRUNEICH - BEAR STEARNS - ANALYST

      Just going back to the first answer, what are you now anticipating to be the quarterly cost savings from the rate base reduction, and when may you fully see it?

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      We are already seeing it, so obviously we have printed substantial (multiple speakers).

      KEVIN GRUNEICH - BEAR STEARNS - ANALYST

      Jim, you mentioned you weren't fully seeing --.

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      We are not seeing it. I don't have an exact number for how that is going to transition to the second quarter, but we have printed -- we were printing at a 2.3 rate base -- 2.4 million copies. We're now printing -- we're actually -- we are circulating 2.4. We are circulating 300,000 less -- the net revenue getting per copy on those were substantially less than on a per copy basis. You're probably talking $1.50 to $2 dollars a copy. Furthermore, we have avoided some very costly customer acquisition circulation by bringing that rate base down. I will also add as well that we are seeing very stable trends in that 1.8 million. And our response rates, renewal rates are all on plan, and that 1.8 million appears to certainly be the right place for us.

OPERATOR

      Alissa Goldwasser of William Blair.

      ALISSA GOLDWASSER - WILLIAM BLAIR - ANALYST

      First of all, thanks for all the insight and color up front. That was helpful in understanding how your customers and advertisers are thinking. A question on the circulation trends. You mentioned that the 1.8 million you think is holding. How has newsstand performance been particularly in MSL since the verdict?

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      Well, you know, it really takes awhile to get newsstand information, but the whole industry is under some pressure. We are expecting, based upon our current estimates, to be down low single digits. And that would be less than the competitive set. Let's just go back to the last six months of last year. Our newsstand single copy sales were down about 3 percent and the overall competitive set that was down more in like the 7 or 8 percent range. And so we are thinking maybe low single digits declines through the first -- through the first quarter. The full impact of this thing has not been seen, but we're not expecting for that to have a material impact on our circulation.

      ALISSA GOLDWASSER - WILLIAM BLAIR - ANALYST

      And on the subscription side, to the extent that you can stripping out the low margin subscribers, what do you think the declines in more less your core base are?

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      There are really no declines. What we're seeing is stable circulation at the current level. Now the numbers that we will be fulfilling through our subscribers will be coming down, which is a managed move towards a rate base reduction. But what we look at are renewal rates and response rates to new subscribers, and we're seeing those response rates coming in on plan, which says that that is the right point for our circulation to be. So we are expecting circulation trends at least in the short-term to be stable, and will hopefully give us the basis to regrow.

      ALISSA GOLDWASSER - WILLIAM BLAIR - ANALYST

      And just one last question on strategy with the flagship magazine. What exactly -- what alternate lead do you hope to accomplish with the title? It is so very large at 1.8 million. Is the strategy to keep what you have or to grow, because it sounds like the branding strategy might be different depending on which approach you are taking?

      SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA - PRESIDENT, CEO

      Well, in the short run, as we said to you, the advertisers are looking to us to maintain, and then obviously as the uncertainty clarifies on economic basis we will grow. When Jim tells you that 1.8 is right for us, it is right in every way. It is sort of right size. It is right economics. And that is the economics we want to maintain. As we come back from this uncertainty, we will have to look at it again. You know we manage it based on the economics. And so we're going to have to see at that time how far we want to take it back up.

      ALISSA GOLDWASSER - WILLIAM BLAIR - ANALYST

      Okay, and it sounds like your existing subscriber base is fine with the brand as it is, whereas growing the title might be better suited for a brand that is less associated with Martha Stewart. Is that the way you are seeing it? It sounds like the branding strategy is going to be sort of a hybrid with the title -- or the Martha Stewart brand maintained but not in as big a way?

      SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA - PRESIDENT, CEO


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      Exactly. It really represents all those brand attributes which differentiate us in highly positive ways across the board. And I think we sort of went through what those attributes were, everything from quality to style to creativity to original how-to ideas. That has a great asset value and currency for the Company as a brand building company.

And obviously if you take a look at Everyday Food, it in every way takes advantage of that halo, and is moving us forward. And we intend to just keep going as a brand building Company within brands and brand labels that really correspond to our core competencies. And Martha Stewart Living and the Living aspects of the initial mother ship are what creates the authority and the halo and has established us and our brand attributes. And that is, of course, what we will leverage here as we go forward in the future in a very step-by-step fashion. I think Everyday Food provides a beacon for where we're going and what we are thinking about.

OPERATOR

(OPERATOR INSTRUCTIONS). William Drewry of Credit Suisse First Boston.

      WILLIAM DREWRY - CREDIT SUISSE FIRST BOSTON - ANALYST

      My questions have been answered.

OPERATOR

      Barry Haynes (ph) of Sage Asset Management.

      BARRY HAYNES - SAGE ASSET MANAGEMENT - ANALYST

      I had a question. It sounds like, and I just want to be sure I'm understanding the strategy right, it sounds like you are maintaining a cost structure at a higher level than revenues now justify, and you're going to wait until the legal situation is totally over, see how much the advertisers come back or don't. And then perhaps see if you have got the right cost structure for that presumably different level of revenues. It that kind of what the thinking is? Because obviously you're losing money at this level of cost structure.

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      I would not -- that is not the strategy. The strategy here is obviously on the revenue side, as Sharon laid out, we are taking steps we think will bring back the advertisers, at the same time maintain a very loyal, passionate readership. On the cost side, we recognize the issue, and we are diligently rationalizing all elements of our cost structure. We will do that, and we were take action where it doesn't impact our ability to regrow. But that does not in any way indicate that we're not prepared. And we will -- and quite frankly some of our costs just because we're getting past the event that we have been dealing with, in and of itself will come down. But there will be other steps that we will take proactively that will allow us to improve our results.

OPERATOR

      Michael Meltz of Bear Stearns.

      MICHAEL MELTZ - BEAR STEARNS - ANALYST

      I have two questions for you. Could you please give us a count on FTEs and compare that to the year ago period? Also can you tell us what Everyday Food revenues and EBITDA losses were in the quarter?

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      The full-time employees at March '04 was about 545, and it was about 575 one year ago. As far as the quarterly performance, you're asking for Everyday Food. Everyday Food revenue in the first quarter was 4.3 million. And I'm sorry -- and the loss was 1.5 million.

OPERATOR

      Douglas Arthur of Morgan Stanley.

      DOUGLAS ARTHUR - MORGAN STANLEY - ANALYST

      A question for Sharon, which is probably unanswerable, but is your sense as your marketing people go out and talk to the major advertisers and the magazine advertisers that there is some hope that once the sentencing is announced and there is some sort of clarity and closure to that that if the rate base holds, as you say it is, that you'll start to see some renewed activity from advertisers as the year evolves? Is that sort of the hope at this point?

      SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA - PRESIDENT, CEO

      Yes. We see this -- that comes back gradually. It doesn't suddenly just jump up on the day of sentencing. But we see as the uncertainty leaves us that we will have a step-by-step program with them that will build us back.

And part of that is also, Doug, related to just all the media attention we get, which is difficult for everyone, and particularly difficult for many advertisers who wish that aspect of our situation to reduce before getting back involved with the magazine.

      DOUGLAS ARTHUR - MORGAN STANLEY - ANALYST


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      Okay. Can you provide any granularity in terms of categories of advertisers that you think -- those that have dropped their budgets the most with you, and maybe have gone to alternative magazines, and those categories that you think would come back faster as a result?

      JAMES FOLLO - MARTHA STEWART LIVING OMNIMEDIA - EVP, CFO

      I can't say there is one particular category. I mean this is fairly widespread. I mean our percentage decline in pages has been rather large and there is nothing -- I don't think there is with any one focus in any one category we think has been most susceptible, to be quite frank.

OPERATOR

      Thank you. That does conclude the question and answer session of today's teleconference and the call. I do thank you for your participation. You may disconnect your lines at this time, and have a great day. Thank you.


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